Exhibit 99.1

                                                                       Contacts:
                                                                 Manny Hernandez
                                                CFO, VP Finance & Administration
                                                                  (408) 943-2754
FOR IMMEDIATE RELEASE

                                                              Joseph L. McCarthy
                                                     VP Corporate Communications
                                                                  (408) 943-2902

                   Cypress Reports Second Quarter 2003 Results

SAN JOSE, California . . . July 17, 2003 - Cypress Semiconductor Corporation (NYSE: CY) today announced that revenue for the 2003 second quarter was $203.1 million, up 12% from the prior quarter revenue of $181.0 million and up slightly from the year-ago second quarter revenue of $202.1 million. Pro forma net income for the 2003 second quarter was $3.4 million, resulting in a pro forma income per share of $0.03, compared with the prior quarter pro forma loss per share of $0.10 and the year-ago second quarter pro forma loss per share of $0.05.

Including amortization of intangibles and other acquisition-related, restructuring and other special charges and credits, Cypress posted a GAAP net loss of $12.4 million for the 2003 second quarter, resulting in a loss per share of $0.10, compared with the prior quarter loss per share of $0.27, and the year-ago second quarter loss per share of $0.23.

Cypress CEO T.J. Rodgers said, "We're very pleased with our return to pro forma profitability and positive free cash flow (cash from operations less capital expenditures) this quarter. The


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

sequential revenue growth of 12% in the second quarter included incremental sales from the Micron synchronous (networking) SRAM business we took over. Bookings and turns were strong all quarter, and we ended the quarter with book-to-bill greater than 1.0, even with the Micron billing considered. Backlog grew sequentially as well."

Rodgers continued, "Gross margin for the 2003 second quarter was approximately 48%, aided by a 3% benefit from the sale of previously reserved inventory. Operating expenses (Research & Development; Sales, General and Administrative) as a percentage of sales, improved approximately four percentage points in the 2003 second quarter, aided by cost reductions and incremental sales. We ended the quarter with cash of $600 million, of which approximately $328 million was earmarked for the redemption of our convertible subordinated notes, which was completed shortly after the end of the second quarter."

                                 MARKET SEGMENTS

              Wide Area Network and Storage Area Network (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 32% of second-quarter revenue, increased 17% from the prior quarter, aided by the Micron SRAM transaction. The segment posted a gross margin of approximately 55%. The datacom market continues to suffer from demand weakness, which we expect to continue through 2003. We anticipate flat revenue in the third quarter. Segment highlights include:

      + Cypress sampled the industry's first full-function, 72-Mbit synchronous No Bus Latency(TM) (NoBL(TM)) SRAM, the highest-density SRAM currently available. Manufactured on Cypress's proprietary RAM9(TM) 90-nanometer process technology, the CY7C1480 targets next-generation, high-speed networking applications.

      + Cypress sampled the AyamaTM 10000 family of network search engines
(NSEs), optimized for multiprotocol packet classification and forwarding at 266 million searches per second (MSPS). In Internet routers, switches, and other network-infrastructure applications, NSEs accelerate packet processing by offloading search functions from the application-specific integrated circuit
(ASIC) or network processor. The Ayama 10000 enables network equipment suppliers to quickly deploy packet processing solutions at 10 gigabits per second (Gbps) and beyond.


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

      + Cypress passed the 1.5 million-unit mark in NSE shipments. This milestone demonstrates Cypress's leadership in network search solutions, including TCAM-based NSEs and network coprocessors.

      + Cypress launched its Cynapse(TM) software platform, a unified application-simulation and development environment for Cypress NSEs. The software package provides a standard interface for hardware and software simulations, system performance evaluations, and reference applications and diagnostics. Software is fast becoming a key differentiator in the NSE business.

      + Cypress announced that it will use the Intel(R) Control Plane Platform Development Kit (CP-PDK), a software toolkit based on standards developed by the Network Processor Forum (NPF) to stimulate the development of a broad range of applications for NSEs and coprocessors. Cypress's use of the toolkit will ensure that its NSEs are compatible with both Intel NPUs and NPF standards.

      + Cypress announced first revenue on its FastEdge(TM) family of high-performance clock and data drivers. The new devices leverage Cypress's proprietary silicon germanium (SiGe) technology and advanced design techniques to achieve jitter performance that is up to 90 percent better than alternative solutions. The FastEdge family customizes a single base die with metal masks to provide a variety of clock and data drivers for customers without sacrificing time-to-market.

      + Cypress is ramping production of its field-programmable zero delay buffer (ZDB). The CY23FP12 device is a high-performance, 200-MHz clock-distribution solution with a flexible architecture to fit a wide range of applications. The programmable, single-chip ZDB can replace multiple, fixed-function clock-distribution devices. It uses Cypress's proprietary, non-volatile, silicon oxide nitride oxide silicon (SONOS) technology.

            Wireless Terminals and Wireless Infrastructure (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 29% of second-quarter revenue, increased 2% from the prior quarter with a gross margin of approximately 36%. The increase in


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

revenue is attributable to a slightly higher-density product mix and to the broadening of our customer base, which we believe resulted in some market-share gains. We expect WIT/WIN sales to be up in the third quarter of 2003, aided by seasonal trends. Segment highlights for the quarter include:

      + Cypress realized first revenue on its 16-Mbit, one-transistor (1T) pseudo-SRAM (PSRAM) product. The 1.8-V, 70-nanosecond PSRAM device offers higher density than a conventional SRAM, at a lower cost. PSRAMs are an integral part of Cypress's portfolio of MicroPower(TM) SRAMs for cell phones.

      + Cypress sampled a 16-Mbit, second-generation More Battery Life(TM) (MoBL2(TM)) MicroPower SRAM, manufactured using the company's proprietary 0.13-micron R8(TM) technology. The CY7C62167/8DV device is the world's smallest low-power 16-Mbit SRAM, increasing battery life, talk time, and data storage capabilities in cell phones.

      + Cypress introduced two FailSafe(TM) buffers (CY23FS04 and CY23FS08) that provide an uninterruptible clock source for applications such as storage area networking or wireless basestations, where continuous operation of the system is required to maintain mission-critical data in the event of a primary reference clock failure.

                            Computation and Consumer

Revenue from the computation and consumer segment, which accounted for 35% of second-quarter revenue, was up 18% from the prior quarter and posted a gross margin of approximately 48%. While PC clock demand was flat with the prior quarter, as anticipated, the sales of other consumer-related clocks and USB controllers grew briskly in the quarter, aided by a continuing increase in the USB adoption rate. We expect the computation and consumer segment sales to be up in the third quarter, aided by cyclically stronger demand for consumer products. Segment highlights include:

      + Cypress sampled its fifth-generation USB 2.0-to-ATA/ATAPI bridge device, the ISD-300LP, adding to its market-leading USB portfolio a low-power solution for external mass storage, such as hard drives, CD-R/Ws (read-write devices), and DVD players. The best-in-


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class power efficiency of the ISD-300LP enables enhanced portability for mass-storage products.

      + Fueled by growing consumer demand for USB 2.0-enabled PCs and peripherals, Cypress shipped its 250 millionth USB controller during the quarter, solidifying its overall No. 1 USB market position. Cypress USB controllers are used in a variety of products from mice, keyboards, hubs, and mass-storage peripherals, to video and multimedia players, set-top boxes, and photo printers.

      + Cypress and Envara Inc. announced joint development of a low-cost, high-performance USB 2.0-to-Wireless LAN (WLAN) solution, consisting of an external USB 2.0 adapter that enables users to connect to IEEE802.11g or "multimode" IEEE802.11a/b/g WLANs at the current top WLAN speed of 54 Mbps. The solution is designed to extend the benefits of the popular, high-speed USB interface to the growing number of wireless cafes and "hot spots" that are proliferating in airports, coffee houses, and other retail establishments, providing mobile PC users with fast, easy, wireless connectivity.

      + Cypress's WirelessUSB(TM) solution, a revolutionary 2.4-GHz radio frequency interconnect protocol, received several best-in-class awards during the quarter. The new technology--a wireless solution for mice, keyboards, game controllers and other systems, which offers an optimal combination of latency, power, bandwidth and price--was selected by EDN magazine as the winner of its "Innovation of the Year" award in the Communications product category. EDN is one of the industry's most widely read design publications. The WirelessUSB product family also received the "Electron d'Or 2003" award in the Network and Telecom Chipset category from Electronique, the leading French design publication.

      + Cypress and NMB Technologies, the world's No. 1 keyboard manufacturer, signed an agreement to co-develop WirelessUSB keyboard and mouse solutions. Also during the quarter, Saitek--one of the world's leading manufacturers of video-game peripherals--selected Cypress's WirelessUSB solution for its PC and consumer products.

      + Cypress continued to ramp production of a family of clock chips targeting the digital still camera (DSC) market. Cypress added several million units per quarter in business with design wins to major customers, including Sony(R) and Fuji Photo Film, which accounted for 2.2


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

million units this quarter. The DSC clock business is expected to grow 30% in the current quarter.

      + Cypress qualified its CY22313 frequency timing generator, which combines into a single device all the primary timing functions for the Sony PS2(R) gaming system. Shipments of the new clocking solution are planned for the current quarter.

                              Cypress Subsidiaries

Revenue from Cypress subsidiaries, which accounted for 4% of second-quarter revenue, was up 6% from the prior quarter. The subsidiaries posted a gross margin of approximately 74%. The excellent gross margin was offset by the high operating expenses of the new ventures. As a group, the subsidiaries had a pre-tax loss of $8.0 million in the quarter. We expect revenue contribution from the subsidiaries to be up at least 15% in the third quarter. Segment highlights include:

      + Cypress MicroSystems Inc. (CMS) announced a new family of Programmable System-on-Chip(TM) (PSoC(TM)) devices. PSoC Energy Meter ICs harness the capabilities of the basic reconfigurable PSoC mixed-signal array, which includes an onboard microcontroller, in an application-specific solution for engineers building commercial and residential power meters. PSoC devices integrate analog and digital logic, memory, and processing circuitry in one small package. When used in a power-metering application, PSoC reduces the component count and enhances functionality, compared with standard microcontroller-based solutions that limit the ability of end manufacturers to provide feature-rich products.

      + CMS also introduced a single-chip fluorescent ballast controller capable of supporting the fast, cost-efficient development of electronic lighting systems. The CY8C0100 controller solution, which includes a reference design kit, enables the difficult-to-achieve automatic dimming of fluorescent lighting in response to ambient lighting conditions, facilitating substantial energy savings.

      + SunPower Corporation sampled the A-300 solar cell, the world's most-efficient, low-cost silicon solar cell. Based on a unique rear-contact design--which maximizes the working cell area, hides unsightly wires, and makes automated production easier--the A-300 achieves


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

over 20 percent efficiency, compared with currently available cells in the 12%-15% range. Cypress holds a 57% ownership stake in SunPower and is lending its manufacturing and business expertise to the company's 1-megawatt pilot manufacturing line near Cypress's Fab 2 manufacturing facility in Round Rock, Texas, as well as to its 25-megawatt production plant in Manila, the Philippines, which is currently under construction.

      + Silicon Light Machines (SLM) increased its profits during the quarter, leveraging existing development contracts to create faster, more precise optical modulators to be used in computer-to-print and other lithography applications. The new products are based on SLM's patented Grating Light Valve(TM) (GLV(TM)) technology--a light-switching optical micro-electromechanical system (MEMS) device. SLM will showcase its use of the GLV device for lithography applications in San Francisco at the Semicon West conference, the semiconductor manufacturing industry's largest annual exhibition. In addition, SLM signed a licensing agreement to commercialize its PyroFree(TM) technology, which dramatically improves the manufacturability of lithium tantalite surface acoustic wave (SAW) devices by eliminating the electrical arcing problems that have historically plagued the material.

                             Financing Developments

During the second quarter, Cypress issued $600 million of five-year convertible subordinated notes with a coupon of 1.25%. Each note is convertible into 55.172 shares of Cypress stock plus a cash payment of $300.00. The notes are callable at anytime on or after June 20, 2006. At anytime prior to maturity, Cypress may, at its option, elect to terminate the holders' conversion rights if the closing price of Cypress's common stock exceeds $21.75 (subject to certain adjustments) for 20 days out of a 30 consecutive trading day period. Cypress used approximately $400 million of proceeds to retire the company's existing convertible debt as described below.

Simultaneous with the offering, the company purchased nine million shares of Cypress stock for approximately $95 million in order to reduce the potential dilutive impact of the offering.

The company also used approximately $49 million of the proceeds to put in place issuer call-spread options to potentially reduce the dilutive effect of the shares issuable upon conversion of


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

the convertible notes. The call spread expires July 15, 2004. This transaction has the potential to reduce the number of shares outstanding by up to 12 million shares.

Cypress also called for the full redemption of its 4% convertible subordinated notes due February 2005. As of July 1, 2003, the entire $283 million principal amount of debt was retired.

Cypress called for the redemption of its 3.75% convertible subordinated notes due July 2005. As of July 8, 2003, all but approximately $70 million of the $186 million principal amount of debt was retired.

Between the redemptions and privately negotiated purchases, Cypress retired approximately $400 million of its existing convertible debt, consistent with its plans at the time of the recent $600 million offering. Cypress intends to retire the balance of the 3.75% convertibles at or before maturity, either from its cash balance or cash generated from operations through additional redemptions or other purchases.

On June 30, 2003, Cypress filed a resale Shelf Registration Statement on Form S-3 for the registration of the shares underlying the recently issued convertible debt. The registration statement will become effective upon approval by the Securities and Exchange Commission.

                               Other Developments

      + Cypress received the International Organization for Standardization
(ISO) 9001:2000 certification, the newest and most demanding of the ISO 9001 standards. The certification covers all Cypress locations and underscores the company's commitment to provide the highest-quality products and services to customers.

                                   Conclusion

Rodgers concluded, "We expect to grow revenue sequentially in the third quarter of 2003, to continue to generate free cash and to improve our pro forma profitability. The economy is still struggling, but--after a false start in 2002--this feels like the beginning of a recovery."


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

                                  About Cypress

Cypress Semiconductor Corporation (NYSE: CY) is Connecting from Last Mile to First Mile(TM) with high-performance solutions for personal, network access, enterprise, metro switch, and core communications-system applications. Cypress Connects(TM) using wireless, wireline, digital, and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet, and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers, and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions, and programmable microcontrollers. More information about Cypress is accessible online at WWW.CYPRESS.COM.

                                      ###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress's plans and expectations for the third quarter of 2003 and the future, are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, capacity and supply constraints, availability of capital and cash flow. Actual results may differ materially from Cypress's projections. Please refer to Cypress's Securities and Exchange Commission filings for a discussion of such risks.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

No Bus Latency, NoBL, RAM9, Ayama, Cynapse, FastEdge, More Battery Life, MoBL2, R8, MicroPower, FailSafe, WirelessUSB, Connecting from Last Mile to First Mile, and Cypress Connects are trademarks of Cypress Semiconductor Corporation.

Programmable System-on-Chip and PSoC are trademarks of Cypress MicroSystems. Silicon Light Machines, Grating Light Valve, GLV and PyroFree are trademarks of Silicon Light Machines.

Intel is a registered trademark of Intel Corporation. Sony and PS2 are registered trademarks of Sony Corporation.

All other trademarks or registered trademarks are the property of their respective owners.


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

                        CYPRESS SEMICONDUCTOR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                   (Unaudited)

                                                               June 29,       Dec 29,
                                                                2003           2002
                                                              ----------    ----------
                                     ASSETS

Cash, cash equivalents, and investments *                      $ 599,782    $  206,891
Accounts receivable, net                                          92,996        83,054
Inventories                                                       81,100        92,721
Property and equipment, net                                      464,618       496,566
Goodwill and other intangible assets                             394,129       411,284
Other assets                                                     292,781       282,132
                                                              ----------    ----------

     Total assets                                             $1,925,406    $1,572,648
                                                              ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                      $  176,312    $  173,674
Deferred income on sales to distributors                           6,448        15,774
Convertible subordinated notes                                   993,842       468,900
Income tax liabilities                                           172,576       177,404
Other liabilities                                                 73,689        63,273
                                                              ----------    ----------

     Total liabilities                                         1,422,867       899,025

Stockholders' equity **                                          502,539       673,623
                                                              ----------    ----------

     Total liabilities and stockholders' equity               $1,925,406    $1,572,648
                                                              ==========    ==========

* Cash, cash equivalents, and investments includes restricted amounts totaling $62.7 million and $62.4 million as of June 29, 2003 and December 29, 2002, respectively. Approximately $15.6 million of investments related to Cypress's key employee deferred compensation plan, at December 29, 2002, has been reclassified to Other assets to conform with our current presentation.
** Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 116,716 and 123,743 outstanding as of June 29, 2003 and December 29, 2002, respectively.


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                        CYPRESS SEMICONDUCTOR CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                           THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                               (Unaudited)                              (Unaudited)
                                                   ------------------------------------           ------------------------

                                                    Jun 29        Jun 30       March 30            Jun 29          Jun 30
                                                     2003          2002          2003               2003            2002
                                                   --------      --------      --------           --------        --------
Revenues                                           $203,116      $202,121      $180,967           $384,083        $395,276

Costs of revenues                                   106,354       111,067       102,168            208,522         228,363
                                                   --------      --------      --------           --------        --------

Gross margin                                         96,762        91,054        78,799            175,561         166,913

Operating expenses:
     Research and development                        60,413        63,498        58,449            118,862         125,085
     Selling, general and administrative             31,525        34,788        30,898             62,423          68,128
                                                   --------      --------      --------           --------        --------

       Total operating costs                         91,938        98,286        89,347            181,285         193,213
                                                   --------      --------      --------           --------        --------

Operating income (loss)                               4,824        (7,232)      (10,548)            (5,724)        (26,300)

Net interest income (expense) and other              (1,461)       (1,517)       (1,842)            (3,303)             62
                                                   --------      --------      --------           --------        --------

Loss before income tax                                3,363        (8,749)      (12,390)            (9,027)        (26,238)

Income tax benefit                                       --         2,449            --                 --           7,346
                                                   --------      --------      --------           --------        --------
Net income (loss)                                  $  3,363      $ (6,300)     $(12,390)          $ (9,027)       $(18,892)
                                                   ========      ========      ========           ========        ========

Basic and diluted net income (loss) per share      $   0.03      $  (0.05)     $  (0.10)          $  (0.07)       $  (0.15)

Shares used in calculation:
     Basic                                          122,941       122,964       125,005            123,973         122,543
     Diluted                                        129,072       122,964       125,005            123,973         122,543

Reconciliation of our GAAP Net Loss to our Pro Forma Net Income (Loss):
GAAP Net Loss                                      $(12,438)     $(28,061)     $(33,323)          $(45,761)       $(67,852)
Adjustments:
 Cost of revenues (acquisition related costs)            94          (215)          405                499             755
 Restructuring costs                                   (185)      (10,305)        3,360              3,175          (8,710)
 Amortization of intangibles                          9,346         9,795         9,484             18,830          21,487
 Operating expenses (acquisition related costs)       3,924        17,195         6,088             10,012          31,133
 Employee loan reserve                                  157            --           100                257              --
 (Gain) loss on retirement of bonds                   1,246        (1,242)           --              1,246          (5,946)
 Impairments, asset write-downs and other             1,013         2,101            --              1,013           2,101
 Tax effects on pro forma adjustments                   206         4,432         1,496              1,702           8,140
                                                   ------------------------------------------------------------------------
Pro Forma Net Income (Loss)                        $  3,363      $ (6,300)     $(12,390)          $ (9,027)       $(18,892)
                                                   ========================================================================

To supplement the consolidated financial results prepared under generally accepted accounting principles ("GAAP"), Cypress uses a non-GAAP conforming, or pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Cypress's baseline performance before gains, losses or other charges that are considered by management to be outside of the company's core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. Cypress computes pro forma net income by adjusting GAAP net income with the impact of acquisition-related charges (intangible asset amortization, deferred stock compensation and charges related to milestone achievements), restructuring charges, and other non-recurring charges and gains. Cypress provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.


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

                        CYPRESS SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                         THREE MONTHS ENDED                            SIX MONTHS ENDED
                                                             (Unaudited)                                  (Unaudited)
                                              -----------------------------------------           --------------------------

                                              June 29,         June 30,        March 30,          June 29,          June 30,
                                                2003             2002            2003               2003              2002
                                              --------         --------        --------           --------          --------
Revenues                                      $203,116         $202,121        $180,967           $384,083          $395,276

Costs of revenues                              106,448          110,852         102,573            209,021           229,118
  Cost of revenues                             106,354          111,067         102,168            208,522           228,363
  Acquistion related costs                          94            (215)             405                499               755
                                              --------         --------        --------           --------          --------
Gross margin                                    96,668           91,269          78,394            175,062           166,158

Operating expenses:
     Research and development                   60,413           63,498          58,449            118,862           125,085
     Selling, general and administrative        31,525           34,788          30,898             62,423            68,128
     Restructuring costs                          (185)         (10,305)          3,360              3,175            (8,710)
     Amortization of intangibles                 9,346            9,795           9,484             18,830            21,487
     Acquisition related costs                   3,924           17,195           6,088             10,012            31,133
     Employee loan reserve                         157               --             100                257                --
                                              --------         --------        --------           --------          --------

       Total operating costs                   105,180          114,971         108,379            213,559           237,123
                                              --------         --------        --------           --------          --------

Operating loss                                  (8,512)         (23,702)        (29,985)           (38,497)          (70,965)

Net interest income (expense) and other         (3,720)          (2,376)         (1,842)            (5,562)            3,907
Gain (loss) on retirement of bonds              (1,246)           1,242              --             (1,246)            5,946
Impairments, asset write-downs and other        (1,013)          (2,101)             --             (1,013)           (2,101)
Net interest income (expense) and other         (1,461)          (1,517)         (1,842)            (3,303)               62
                                              --------         --------        --------           --------          --------

Loss before income tax                         (12,232)         (26,078)        (31,827)           (44,059)          (67,058)

(Provision) benefit for income tax                (206)          (1,983)         (1,496)            (1,702)             (794)
                                              --------         --------        --------           --------          --------

Net loss                                      $(12,438)        $(28,061)       $(33,323)          $(45,761)         $(67,852)
                                              ========         ========        ========           ========          ========

Basic and diluted net loss per share          $  (0.10)        $  (0.23)       $  (0.27)          $  (0.37)         $  (0.55)

Shares used in per share calculations          122,941          122,964         125,005            123,973           122,543


Prepared in accordance with GAAP